Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Announces 5% Stock Repurchase
FRANKLIN, MASSACHUSETTS (November 14, 2006): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), announced today that its Board of Directors authorized a plan to repurchase up to 412,490 shares of the Company’s common stock or approximately 5% of the outstanding common shares. This plan has received the approval of the Massachusetts Division of Banks. Any purchases under this plan will be made through open market transactions or negotiated block transactions, at the discretion of management. The amount and exact timing of any purchases will depend on market conditions and other factors, at the discretion of management, and there is no assurance that the Company will repurchase shares during any period.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.